SECURED PROMISSORY NOTE

$ 500,000.00	As of May 1, 2006

FOR VALUE RECEIVED, the undersigned, Patient Safety Technologies, Inc., a Delaware corporation (the “Maker”), with an office located at 1800 Century Park East, Suite 200, Los Angeles, California 90067, hereby promises to pay to the order of Herbert Langsam Irrevocable Trust, 5300 Wisteria Drive, Oklahoma City, Oklahoma 73142 (the “Noteholder”), the principal sum of Five Hundred Thousand and zero/100 Dollars ($500,000.00) plus any accrued interest thereon in lawful money of the United States on November 1, 2006 (the “Maturity Date”).

The following is a statement of the other terms and conditions to which this promissory note (the “Note”) is subject and to which the Noteholder by the acceptance of this Note agrees:

This Note shall commence on the date hereof and shall continue until November 1, 2006, the Maturity Date. Maker, at its option, and provided Maker is not in default hereunder, may extend the Maturity Date by sixty (60) days.

Maker further promises to pay interest on the unpaid principal balance hereof, as funds are advanced, at the rate of twelve percent (12%) per annum, such interest to be paid monthly on the 30th day of each calendar month until principal and interest are paid in full, on the Maturity Date. Interest shall commence accruing on the issue date and on the date of each subsequent advance and shall be calculated on the basis of a 365-day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of California. However, in the event of a breach or default of any provision of this Note or any provision of the Security Agreement that secures this Note (the “Security Agreement”), the interest rate shall increase to a per annum rate equal to sixteen percent (16%).

  The Maker shall have the right, at any time, to prepay without penalty, in whole or in part, the unpaid principal and interest due on this Note as of the date of such prepayment.

All payments made pursuant to this Note shall first be applied to accrued but unpaid interest then outstanding, and then to principal, and interest shall thereupon cease to accrue upon the principal amount so paid.

The entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following (each, an “Event of Default”):

a.   The Maker filing for relief under any bankruptcy law;

b.  The filing of a lien, the issuance of a levy or execution, or the seizure, attachment or garnishment, or the entry of judgment on or against Maker or any of Maker’s property which shall not be released, satisfied of record or bonded within twenty (20) days thereafter, except liens which exist as of the date hereof or liens to which the Noteholder shall consent;

c.  The Maker creates, incurs, assumes or suffers to exist any liability for borrowed money, except borrowings in existence or committed on the date hereof and indebtedness to trade creditors or financial institutions incurred in the ordinary course of business;

d.  The Maker has failed to pay any installment of monthly interest payable hereunder, or has failed to pay the principal and any accrued and unpaid interest on the Maturity Date;

e.  Filing of any petition, or commencement of any proceeding, under the Bankruptcy Act, as amended, or under any other insolvency act or law, state or federal, against Debtor, or appointment of any receiver or trustee, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged;

f.  Any representations or warranties made by Maker in this Note or in the Security Agreement that secures this Note are untrue in any material respect, or any schedule, statement, report, notice or writing furnished by Maker to Noteholder are untrue in any material respect on the date as of which the facts set forth are stated or certified; or

g.  Breach or default of the terms and conditions of this Note or the Security Agreement.

The obligations under this Note shall be secured by certain collateral of Maker in accordance with the terms and conditions set forth in the Security Agreement, a copy of which is attached hereto as Exhibit A, entered into on the date hereof. The terms of the Security Agreement are incorporated by reference herein.

All rights and remedies available to the Noteholder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and are enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

The Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged.

Any transferee or transferees of this Note, by their acceptance hereof, agree to assume the obligations of the holder of this Note as set forth herein, and shall be deemed to be the “Noteholder” for all purposes hereunder.

This Note contains the entire understanding between the Maker and the Noteholder with respect to this Note and supersedes any prior written or oral agreement between them respecting the subject matter hereof.

This Note shall be governed by and construed in accordance with the laws of the State of California and shall be binding upon the successors and assigns of the Maker and shall inure to the benefit of the Noteholder, its successors and assigns.

In the event of any litigation with respect to the obligations evidenced by this Note, the Maker waives the right to a trial by jury and all rights of set-off and rights to interpose permissive counterclaims and cross-claims. In the event this Note shall be in default, and placed with an attorney for collection, then Maker agrees to pay all reasonable attorney fees and costs of collection of Noteholder with the enforcement of the Note and the Security Agreement, and Noteholder’s rights thereunder.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

PATIENT SAFETY TECHNOLOGIES, INC.

By: ______________________________
Name: ____________________________
Title: _____________________________